Exhibit 3.1

THE KEYW HOLDING CORPORATION

CERTIFICATE OF CORRECTION

OF ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles of Amendment and Restatement of The KEYW Holding Corporation (the “Articles”).

SECOND: The sole party to the Articles is The KEYW Holding Corporation, a Maryland corporation (the “Company”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland on October 6, 2010.

FOURTH: The Articles omitted to state the fact that the Articles had been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FIFTH: The Articles are hereby corrected to state the following immediately prior to the words “IN WITNESS WHEREOF” on the signature page to the Articles:

“THIRD: The Articles of Amendment and Restatement of the Corporation hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 15th day of July, 2014.

ATTEST:		THE KEYW HOLDING CORPORATION

/s/ Kimberly J. DeChello		By:	/s/ Moodispaw
Name:	Kimberly J. DeChello		Name:	Leonard E. Moodispaw
Title:	Secretary		Title:	Chief Executive Officer